PROSPECTUS SUPPLEMENT NO. 2

Filed Pursuant to Rule 424(b)(3)

(To Prospectus Dated April 25, 2014, as amended)

Registration No. 333-195213

VOLITIONRX LIMITED

3,060,725 Shares of Common Stock

($0.001 par value)

This prospectus supplement supplements information contained in that certain prospectus dated April 25, 2014, as amended, of VolitionRx Limited (the “Company”), relating to the resale from time to time of up to 1,500,000 shares of the Company’s outstanding common stock and up to 1,560,725 shares of the Company’s common stock issuable upon the exercise of outstanding warrants, which are held by certain stockholders and warrant holders named in the prospectus under the section entitled “Selling Stockholders.”  This prospectus supplement should be read in conjunction with the prospectus.  We prepared this supplement based on the information supplied to us by the Selling Stockholders named in the table and we have not sought to verify such information. Since the date on which each Selling Stockholder provided this information, such Selling Stockholder may have sold, transferred or otherwise disposed of all or a portion of the shares of common stock that he, she or it beneficially owns.  For purposes of this prospectus supplement, the calculation of the “Percentage Beneficially Owned after the Offering” below reflects 23,521,219 shares of the Company’s common stock outstanding as of August 31, 2016 assuming full exercise of the Warrants held by the Selling Stockholders outstanding on that date (and excluding all other shares issuable upon exercise of outstanding options and warrants other than those beneficially owned by such Selling Stockholder).

The following amends and supplements the information set forth in the prospectus under the caption “Selling Stockholders” with respect to the Selling Stockholders named below and the respective shares of common stock beneficially owned by such Selling Stockholders that may be offered pursuant to the prospectus:

Name of Selling Stockholder	Position, Office or Other Material Relationship	Shares Beneficially Owned Prior to the Offering	Shares to be Offered	Shares Beneficially Owned After the Offering	Percentage Beneficially Owned after the Offering
Ahava Investment Capital LP(5)		50,000	50,000	0	0.00%
Cotterford Company Limited(7)		1,048,947	60,250	988,697	4.20%
Rosen Investment Fund, LLC(19)		25,000	25,000	0	0.00%
OTA, LLC(22)		100,000	100,000	0	0.00%
Hever Investments Limited(24)		398,669	60,250	338,419	1.44%

(5)

Menachem Kranz has voting and dispositive control over the warrants and shares of common stock beneficially owned by Ahava Investment Capital LP.

(7)

Consists of 1,048,947 shares of common stock, including 60,250 shares of common stock being offered pursuant to this prospectus. Jack Murphy holds investment and voting control over the shares of common stock beneficially owned by Cotterford Company Limited.

(19)

Menachem Kranz has voting and dispositive control over the shares of common stock beneficially owned by Rosen Investment Fund, LLC.

(22)

Consists of 25,000 shares of common stock and 75,000 shares of common stock subject to warrants that are currently exercisable and being offered pursuant to this prospectus.  Ira M. Leventhal, whose business address is One Manhattanville Road, Purchase, NY 10577, has voting and dispositive control over the securities beneficially owned by OTA, LLC.  Mr. Leventhal disclaims beneficial ownership of such securities.  OTA, LLC is a broker dealer and is deemed by the SEC to be an underwriter with respect to the securities.  David R. Morgan, a Selling Stockholder, assigned 25,000 warrants held in his name to OTA, LLC in May 2015, which warrants were exercised in July 2015.  Ahava Investment Capital LP, a Selling Stockholder, assigned an aggregate of 50,000 warrants held in its name to OTA, LLC between August 2016 and September 2016. Rosen Investment Fund, LLC, a Selling Stockholder, assigned 25,000 warrants held in its name to OTA, LLC in September 2016.

(24)

Consists of 94,516 shares of common stock and 304,153 shares of common stock subject to warrants that are currently exercisable, of which 60,250 shares of common stock subject to warrants are being offered pursuant to this prospectus.  Jack Murphy, whose business address is 8 St George’s Street, Douglas, Isle of Man, IM1 1AH, United Kingdom, has voting and dispositive control over the securities beneficially owned by Hever Investments Limited.  Mr. Murphy disclaims beneficial ownership of such securities.  Cotterford Company Limited, a Selling Stockholder, assigned the foregoing warrants held in its name, including the 60,250 warrants subject to the prospectus, to Hever Investments Limited in May 2016.

The date of this prospectus supplement is September 21, 2016.